UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2020

Bespoke Extracts, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52759	20-4743354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

323 Sunny Isles Boulevard, Suite 700

Sunny Isles Beach, FL 33160

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (855) 633-3738

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2020, Bespoke Extracts, Inc. (the “Company”) entered into a letter agreement with Niquana Noel, the Company’s then-chief executive officer. Pursuant to the letter agreement, Ms. Noel waived any and all accrued but unpaid compensation owed to her in exchange for the right to retain all 20,000,000 shares of common stock of the Company Ms. Noel had acquired upon exercise of warrants, notwithstanding provisions of the warrant agreement that would have required her to return certain shares to the Company in the event of her resignation.

Item 3.02 Unregistered Sales of Equity Securities.

The information under Item 5.01 is incorporated by reference into this Item 3.02.

Item 5.01 Changes in Control of Registrant.

On April 16, 2020, Niquana Noel sold 1 outstanding share of Series C Preferred Stock of the Company to Danil Pollack for $24,000. The Series C Preferred Stock entitles the holder to 51% of the voting power of the Company’s stockholders, and the stock sale thus resulted in a change in control of the Company. The source of the funds used for the purchase of the stock was Mr. Pollack’s personal funds. The sale was completed in connection with a change in the management and anticipated change in the board of directors of the Company, as further set forth below.

On April 21, 2020, Ms. Noel resigned from all positions from the Company, including chief executive officer, president, and chief financial officer, except that, Ms. Noel will remain a director of the Company.

On April 21, 2020, Danil Pollack was appointed president, chief executive officer, and chief financial officer of the Company. In connection with Mr. Pollack’s appointment, the Company entered into an employment agreement with Mr. Pollack. Pursuant to the employment agreement, Mr. Pollack will serve as the Company’s chief executive officer and president for a period of one year, which term will renew automatically for successive one year terms, subject to the right of either party to terminate the agreement at any time upon written notice. Mr. Pollack was granted the right, for a period of six months, to purchase up to 100,000,000 shares of common stock of the Company for a purchase price of $0.001 per share.

Prior to joining Bespoke, Mr. Pollack oversaw sales and marketing at 2Marketing as Project Manager, a PPC, SEO and social media and inbound marketing firm in Toronto, from 2017. In addition, he worked as a lead videographer and editor at YP Media Productions, a creative film production agency which he co-founded in 2010. Between 2010 and 2013, Danny also served as Vice President of Operations at Auto Ad, Inc., a full service informercial production agency specializing in the auto dealership market. Fluent in three languages, Mr. Pollack attended the Toronto Film School, as well as Senaca College - York, where he studied computer system technology

The Company anticipates that Ms. Noel will resign as director and Mr. Pollack will be appointed as director upon the Company meeting its information obligations under the Securities Exchange Act of 1934, as amended.

The foregoing descriptions of the letter agreement and employment agreement are qualified by reference to the full text of such documents which are filed as exhibits to this report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information under Item 5.01 is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement between Bespoke Extracts, Inc. and Niquana Noel
10.2	Employment Agreement between Bespoke Extracts, Inc. and Danil Pollack

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bespoke Extracts, Inc.

Date: April 22, 2020	By:	/s/ Danil Pollack
Danil Pollack Chief Executive Officer